EXHIBIT 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS
2013 FIRST QUARTER RESULTS

Improving Profitability Anticipated as Year Progresses

HOUSTON, TX – May 10, 2013 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the first quarter ended March 31, 2013.

$ in thousands (except per share data)	3 Months Ended 3/31/13 3/31/12		% Change*
Revenues	$111,035	$98,425	12.8%
Gross profit	$1,385	$1,873	(26.1)%
Gross margin	1.2%	1.9%	(36.8)%
Operating (loss)	$(7,974)	$(4,562)	(74.8)%
Net (loss) attributable to common stockholders	$(4,580)	$(7,500)	(38.9)%
Diluted net (loss) per share attributable to common stockholders**	$(0.39)	$(0.44)	(11.4)%

* The percentages and amounts shown for changes between periods in the table above and in the discussions below are based on the amounts reported in the Form 10-Q and may differ from the amounts which would have been calculated from the table above as a result of rounding.
**Diluted net loss per share attributable to common stockholders includes an increase (decrease) of $(0.11) and  $0.02 for the three months ended March 31, 2013 and 2012, respectively, for the impact to retained earnings related to revaluations of noncontrolling interest obligations.

2013 First Quarter Compared to 2012

Revenues for the first quarter increased 12.8% compared to the prior year period as we executed on projects taken into backlog during 2012, particularly in Texas, California and Nevada.

Backlog at March 31, 2013 increased to $693 million from $656 million at December 31, 2012, and excludes $91 million of contracts where we were the apparent low bidder, but had not yet officially received the awards.  During the first quarter, we booked contracts aggregating approximately $148 million, for a book to bill ratio of 1.3:1, up from 1.0:1 for the 2012 full-year period.

Gross profit and gross margin for the first quarter of 2013 were $1.4 million and 1.2%, respectively, due to the adverse impact of the very low margins contained in contracts that were added to backlog before 2012.  Many of these pre-2012 contracts were affected by downward revisions in estimated gross profits in late 2011 and in 2012, and for a few of these projects there were further downward revisions in the first quarter of 2013.  During the three months ended March 31, 2013, revenues for pre-2012 projects were

$48.8 million, or 44% of total revenues, and these produced negative gross profits, including substantially all of the impact from net write downs during the quarter of approximately $4.3 million, which had a net after-tax impact of $2.8 million, or ($0.17) per diluted share attributable to Sterling common stockholders.  Two projects in Texas accounted for $3.3 million of the negative impact to first quarter gross profit, one of which is a joint venture where we are the minority partner without management or operational control.  We expect this project to be completed by the 2014 first quarter.

With respect to the gross margin profile of our backlog, as of March 31, 2013 almost 70%, or $473 million, relates to contracts awarded after 2011, which has an overall margin of approximately 7.5%.  Additionally, the margins on the $91 million of contracts not yet included in backlog where we were the apparent low bidder are higher than 7.5%.  In contrast, the $220 million of pre-2012 projects in backlog , primarily for contracts in our Texas markets, carries an estimated gross margin of only 3% as a result of the significant downward revisions in estimated gross profits over the period from 2011 through March 31, 2013.  We expect to complete work on the vast majority of these low margin contracts in 2013.

General and administrative expense as a percent of revenues was 8.7% in the first quarter of 2013 compared to 7.8% in the prior year quarter.  The $1.9 million year-over-year increase in general and administrative expense was due, in part, to new hires made in the fourth quarter of 2012 to enhance the leadership of our information systems management team.  General and administrative expense also included consultant fees and severance costs as we fine-tune our organization to improve our operational performance.

The revaluation of the liability to noncontrolling interest owners for the three months ended March 31, 2013 increased the net loss per basic and diluted share attributable to Sterling common stockholders by $0.11 as compared to the first quarter of 2012 when there was a  $0.02 per share benefit.  Excluding the impact of this revaluation, which is non-operating in nature, our first quarter 2013 net loss per diluted share attributable to Sterling common stockholders was $0.28.

For the first quarter of 2013, capital expenditures were $4.9 million compared with $5.9 million in the first quarter 2012, and we continue to expect 2013 capital expenditures to decline to 2011 levels.

Strong Financial Position
Our financial condition remains very sound.  At March 31, 2013:
•	Working capital totaled $71.1 million, including $25.7 million of cash, cash equivalents and short-term investments;
•	We had borrowings of $11.7 million on the credit facility and have $36.5 million of availability;
•	The facility has an optional increase amount of $50 million; and,
•	Tangible net worth of $151.5 million was more than adequate to support our bonding requirements.

CEO Remarks
Peter MacKenna, President and Chief Executive Officer of Sterling Construction commented, “Our first quarter results masked the favorable trends that we have been experiencing, both in our end markets and within our Company, and are not indicative of how we see the year progressing.  New bookings were strong during the quarter, and this momentum continued into the second quarter with in excess of $100 million of bids won as of this date.  The competitive environment appears to have moderated somewhat, and our margins have been improving.  This is evident in our recent new project awards, which have been booked at gross margins of greater than 10%, as well as the performance on the work won since 2011.  As we continue to work our way through the remaining problem contracts and win additional awards with more attractive economics, we should experience a meaningful improvement in profitability.”

Mr. MacKenna continued, “From an operational perspective, I’m extremely proud of the fact that during the first quarter we worked approximately 770,000 man-hours without a single lost-time incident, an impressive record that far exceeds industry standards and continues the strong safety record we achieved in prior periods.  A company’s safety record is an important measure and leading indicator of effective project planning and execution, and based on this metric, our team has been performing exceptionally well.  Additionally, we have been extremely focused on improving our organizational efficiency with such actions as the upgrade of our information systems infrastructure and management, and the hiring of outside experts to help us identify areas for overhead cost reduction.  We expect these initiatives to begin to bear fruit in the upcoming quarters, ultimately enhancing our profitability.”

Outlook
Mr. MacKenna concluded, “While 2013 will be a transitional year for us with minimal organic revenue growth, we are seeing meaningful improvement in bookings, both in terms of dollars and margins.   As we continue to work through operationally challenged projects and win new awards, we expect gross margins to improve.  General and administrative expense for 2013 is expected to be higher  than in 2012 reflecting the investments we are making to create a scalable platform for long-term growth.  We continue to expect capital expenditures to return to 2011 levels.  Looking out over the next several years, we believe that with the fleet we currently have in place, augmented by leased assets as appropriate, we can expand our operations to deliver a significantly higher level of revenue and profits.”

Conference Call and Filings
Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, today, Friday, May 10, 2013.  Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software.  If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.  We suggest listeners use Microsoft Explorer as their web browser.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California and other states where there are construction opportunities.  Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Elizabeth Brumley	The Equity Group Inc.
EVP & CFO & Treasurer	Fred Buonocore 212-836-9607
Brian Manning, P.E.	Linda Latman 212-836-9609
EVP & Chief Development Officer
281-821-9091

 (See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Revenues	$111,035	$98,425
Cost of revenues	(109,650)	(96,552)
Gross profit	1,385	1,873
General and administrative expenses	(9,611)	(7,666)
Other operating income, net	252	1,231
Operating loss	(7,974)	(4,562)
Gain on sale of securities and other	573	750
Interest income	281	416
Interest expense	(99)	(385)
Loss before income taxes and earnings attributable to noncontrolling owners’ interests	(7,219)	(3,781)
Income tax benefit	2,800	3,976
Net income (loss)	(4,419)	195
Noncontrolling owners’ interests in earnings of subsidiaries and joint ventures	(161)	(7,695)
Net loss attributable to Sterling common stockholders	$(4,580)	$(7,500)

Net loss per share attributable to Sterling common stockholders:
Basic	$(0.39)	$(0.44)
Diluted	$(0.39)	$(0.44)

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	16,598,255	16,322,477
Diluted	16,598,255	16,322,477

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share and per share data)

	March 31, 2013	December 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$4,154	$3,142
Short-term investments	21,562	49,211
Contracts receivable, including retainage	64,391	70,815
Costs and estimated earnings in excess of billings on uncompleted contracts	34,331	20,592
Inventories	5,375	3,731
Deferred tax asset, net	1,786	1,803
Receivables from and equity in construction joint ventures	9,450	11,005
Other current assets	8,194	4,459
Total current assets	149,243	164,758
Property and equipment, net	101,902	102,308
Goodwill	54,820	54,820
Long-term deferred tax asset, net	4,355	2,973
Other assets, net	5,827	6,651
Total assets	$316,147	$331,510
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$54,051	$47,796
Billings in excess of costs and estimated earnings on uncompleted contracts	12,870	18,918
Current maturities of long-term debt	207	73
Accrued compensation	4,950	4,909
Current obligation for noncontrolling owners’ interest in subsidiaries and
joint ventures	3,346	2,887
Other current liabilities	2,700	2,691
Total current liabilities	78,124	77,274
Long-term liabilities:
Long-term debt, net of current maturities	11,892	24,201
Other long-term liabilities	2,625	2,728
Total long-term liabilities	14,517	26,929
Commitments and contingencies
Obligations for noncontrolling owners’ interests in subsidiaries and joint ventures	17,160	14,721
Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	--	--
Common stock, par value $0.01 per share; 19,000,000 shares authorized, 16,612,254 and 16,495,216 shares issued	166	165
Additional paid in capital	197,353	197,067
Retained earnings	5,786	12,220
Accumulated other comprehensive income	417	696
Total Sterling common stockholders’ equity	203,722	210,148
Noncontrolling interests	2,624	2,438
Total equity	206,346	212,586
Total liabilities and equity	$316,147	$331,510